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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-27669


                              SUPPLEMENT NO. 1 TO
                         PROSPECTUS DATED MAY 22, 1997


                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 CAPITAL STOCK


      The Prospectus dated May 22, 1997 is hereby supplemented by the addition of the following information under the caption "SELLING SHAREHOLDERS."

      Set forth below are all of the shares that each selling shareholder currently owns, or which each selling shareholder may own, either upon the release of the shares from escrow or upon the distribution of the shares for no value or transfer from any of the selling shareholders listed in the Prospectus dated May 22, 1997:

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



Selling Shareholder                Shares Beneficially       Shares Being              Shares Beneficially
                                   Owned Prior to the        Offered                   Owned After the
                                   Offering(1)                                         Offering(2)
----------------------------------------------------------------------------------------------------------
Lucent Technologies
Foundation                              8,294(3)                 8,294                         0
Gerald Forsyth                             0                       8(4)                        0
Sam Levin                                  0                       8(4)                        0
Regis McKenna                              0                      74(4)                        0
Shanon Pestrong                            0                       8(4)                        0
Martin Gannholm                            0                      64(4)                        0
Catherine Povesjil                         0                      52(4)                        0
Saloni Sarin                               0                      36(4)                        0
Bobbie Oglesby                             0                      64(4)                        0
James Redfern                              0                      40(4)                        0
Frederick Scherrer                       1,000                   100(4)(5)                   1,000
Tom Virden                                 0                      66(4)                        0
Sergei Prutkin                             0                      66(4)                        0

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(1) Assumes that all of the shares held by the selling shareholders and being offered under this Prospectus Supplement are sold, and that the selling shareholders acquire no additional shares of capital stock before the completion of this offering. Each selling shareholder owns less than 1% of the total number of shares of capital stock outstanding.

(2) Assumes no other acquisition of shares of capital stock after the date of this Prospectus Supplement.

(3) Lucent Technologies Foundation will become the beneficial owner of these shares upon their transfer from Lucent Technologies Ventures Inc., which may or may not happen. Lucent Technologies Ventures Inc. has received or may receive the shares in a distribution from Venture Fund I, L.P. These shares include 2,394 shares being held in escrow for Venture Fund I, L.P. under an Escrow Agreement dated as of April 11, 1997, which may be used to indemnify IBM against certain claims relating to the merger.


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(4) Each of these individuals will become the beneficial owner of these shares upon the distribution of the shares from Rae Technology LLC to them, which may or may not happen.

(5) These shares are in addition to Mr. Scherrer's shares which are listed in the Prospectus dated May 22, 1997.